EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(602) 286-1530	(602) 286-1777

WESTERN REFINING ANNOUNCES NEW DELAWARE BASIN PIPELINE PROJECT

EL PASO, Texas - April 17, 2014 - Western Refining, Inc. (NYSE:WNR) announced today an additional pipeline project in the Delaware Basin. Subject to approvals, Western plans to construct a new pipeline originating near Western Refining Logistics, LP’s (NYSE:WNRL) existing Mason Station crude oil gathering facility in Reeves County, Texas terminating at a new crude oil gathering facility at Wink Station in Winkler County, Texas. The pipeline, approximately 40 miles in length, will be capable of receiving and transporting up to 125,000 barrels per day of light crude oil and condensate (> 45° API) for delivery to common carrier pipelines at Wink, Texas and is expected to be in service by mid-2015.

Jeff Stevens, President and CEO of Western commented, “Given the growth of light crude oil and condensate production in the Delaware Basin, we believe there is an opportunity to continue to expand and enhance our logistics capabilities. Our unique location and existing infrastructure present us with a number of opportunities to maximize our capabilities to deliver shale crude oil to both our refineries and third parties.”

About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. The refining segment operates refineries in El Paso, and Gallup, New Mexico. The wholesale segment includes a fleet of crude oil and finished product truck transports, and wholesale petroleum products operations in Arizona, California, Colorado, Georgia, Maryland, Nevada, New Mexico, Texas, and Virginia. The retail segment includes retail service stations and convenience stores in Arizona, Colorado, New Mexico, and Texas.
Western Refining, Inc. also owns the general partner and approximately 65% of the limited partnership interest of Western Refining Logistics, LP (NYSE:WNRL) and the general partner and approximately 39% of the limited partnership interest in Northern Tier Energy LP (NYSE:NTI).
More information about Western Refining is available at www.wnr.com.

Cautionary Statement on Forward-Looking Statements
This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained herein include statements about future: expansion and enhancement of our logistics capabilities in the Delaware Basin region including the requisite approvals and completion dates for such projects, transportation capacities of our expanded and enhanced logistics assets, and the ability of our refineries to process shale crude oil. These statements are subject to the general risks inherent in our business and may or may not be realized. Some of our expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Western’s business and operations involve numerous risks and uncertainties, many of which are beyond Western’s control, which could materially affect Western’s financial condition, results of operations and cash flows. Additional information relating to the uncertainties affecting Western’s business is contained in its filings with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward-looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.